Exhibit 99.2

Consent of Evercore Group L.L.C.

We hereby consent to the use in the Registration Statement of Verso Paper Corp. on Form S-4 and in the joint proxy and information statement/prospectus of NewPage Holdings Inc. and Verso Paper Corp., which is part of the Registration Statement, of our opinion dated December 28, 2013 appearing as Annex D to such joint proxy and information statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Financial Advisor to NewPage”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger” and “The Merger—Opinion of Financial Advisor to NewPage.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Evercore Group L.L.C.

By:	/s/ David Y. Ying
Name:	David Y. Ying
Title:	Senior Managing Director New York, NY July 10, 2014